Exhibit 99.2
Q2 2022 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Thank you, Heather, and good afternoon everyone. Thank you for joining us today.
We delivered solid results in the second quarter, with topline growth, increased profitability, and continued progress toward our long-term strategic and financial goals. We delivered these results despite customer demand decelerating significantly in late June, predominantly at Nordstrom Rack and in our lowest income customer cohorts. Though our second quarter was consistent with our previous guidance, we are updating our outlook for the balance of the year to reflect these softening trends and actions we are taking to reduce our inventory levels.
In the second quarter, customers continued to shop for occasions while also refreshing their wardrobes, which drove demand for our core categories and services. We know customers look to us for the occasions that matter most and we were well-positioned to serve them with our differentiated product offering, the convenience of our interconnected model, and our commitment to customer service.
Total sales increased 12 percent over last year, which includes a benefit of approximately 200 basis points from one week of the Anniversary Sale shifting into the second quarter. Total digital sales grew 6 percent. Nordstrom banner sales and gross merchandise value, or GMV, each increased 15 percent over last year, and sales showed sequential improvement over pre-pandemic levels. Rack sales grew 6 percent.
Before I discuss the second half of the year, I’ll share our perspective on spending and behavior within our customer base. As we discussed while reporting our first quarter results, at the time, we did not see macroeconomic pressures adversely impact customer spending, which we attributed to the higher-income profile of our customer base. This continued through most of the second quarter until late June, when demand began to soften, mostly in Nordstrom Rack.
Compared to the first two months of the quarter, July sales decelerated 9 percentage points in the Rack banner.

Across both banners, the softening trend was more significant in customer segments with the lowest income profiles, while we saw greater resilience in the higher income segments.
For example, in the Nordstrom banner, items with lower AURs underperformed higher AURs. Within our Designer business, higher-priced luxury product significantly outperformed lower-priced product. Customers sought newness and responded very positively to the Fall assortment overall, but were less responsive to our private label product and clearance items.
Taking all of this into account, we are updating our 2022 financial outlook to reflect the deceleration at the end of the quarter as well as anticipated margin pressure from clearing through excess inventory. Anne will provide more detail on those updates.
We are prioritizing actions in the short term to position our business for success in a rapidly evolving environment. This means adjusting our plans for the second half, aligning expenses to those plans, reducing inventory levels, and exiting the year in a clean and current inventory position. At the same time, we continue to focus on improving Rack performance, increasing profitability, and optimizing our supply chain and inventory flow. We are making progress in these initiatives, and while they will not fully offset the gross margin impacts of our inventory reductions this year, we expect them to benefit our performance in 2023 and beyond.
While we take action to address these short-term headwinds, we will continue to build additional capabilities to better serve customers and drive profitable long-term growth, with a focus on winning in our most important markets, advancing our digital capabilities, and improving Nordstrom Rack performance.
•A fundamental component of our Closer to You strategy is winning in our most important markets. Our strategy provides customers convenience, connection, and access to the best product selection through a strong store fleet, two unique banners, and omnichannel capabilities linked at the market level. For example, during this year’s Anniversary Sale, as customers utilized the convenience of our integrated touchpoints, order pickup in stores increased 9 percent, compared to last year’s event. Building on our progress, this quarter, we scaled our Closer to You strategy by expanding next day order pickup capabilities to more than 60 additional Rack stores in our top 20 markets. And our top 20 markets outperformed our other markets by 7 percentage points.

•We also continue to advance our digital capabilities, working to further extend our heritage of customer service and personalization to a digital world. We are scaling our styling program and offering a range of digital services, including stylist-inspired looks, virtual styleboards, and online styling appointments. While we still see the highest number of customers engaged with our in-person styling, we are seeing rapid growth within these digital services. Digital styling customers are also highly engaged, spending 5 times more than an average Nordstrom customer.
•Finally, we continue to focus on improving Nordstrom Rack performance by increasing our supply of premium brands, improving our assortment, and growing brand awareness. We are making progress and have driven sequential improvement in sales growth versus pre-pandemic levels the last three quarters since initiating these workstreams.
We are also encouraged by the positive customer response to our growth initiatives. For example, we are seeing strong early results from our Rack beauty program expansion.
Despite this progress at Rack in the first half of the year, demand trends decelerated significantly in late June. The deceleration was more pronounced in the lowest income customer segments, which represent a greater proportion of Rack’s customer base than at Nordstrom.
We also have more work ahead to fully optimize our Rack assortment. As we’ve said before, 90 percent of the top brands at Nordstrom are sold at Nordstrom Rack. Premium brands are a differentiator for the Rack and we are focusing on having the best brands at the best prices at each of our locations. This quarter, sales of our top 100 brands at the Rack increased 17%, which underscores the opportunity from increasing our supply of premium brands. In addition to improving penetration of premium brands, we are shifting away from the lower price point items that have not resonated with Rack customers. As Pete will describe later, we are taking aggressive action to clear through this inventory in the second half of the year. We believe that increasing the penetration of top brands at the Rack will differentiate our offer and fuel our growth.

In closing, though we face uncertainty as the consumer shifts, we have a seasoned team that has successfully managed through a range of business cycles. We have continued to build on our legacy of being a market leader in customer service, that is always a result of our teams putting the customer at the center of everything we do. We are fortunate to have so many people with us who truly care about the customer. We have a strong balance sheet and cash position, and through investments in our Closer to You strategy and digital assets, we are well-positioned to capture pockets of demand. We are taking the necessary steps to navigate the short term, while also continuing to invest in capabilities to better serve our customers, drive long-term profitable growth, and increase shareholder value.
With that, I'll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik.
I’ll begin by talking about our category performance and the Anniversary Sale, then I’ll discuss the actions we’re taking to clear through excess inventory in the second half of the year. Finally, I’ll update you on our work to improve supply chain and inventory flow and increase gross margin.
Starting with the category performance …
•We were pleased to see customers shopping for events and updating their closets this quarter, driving double-digit growth over last year in both Men’s and Women’s Apparel. Sales of occasion-based items such as suiting and dresses were particularly strong.
•Both our Shoes and Beauty categories also had double-digit growth this quarter, with Shoes performing well across dressy and casual styles. Beauty’s results were supported by our expanded offering at the Rack.
•Designer also posted double-digit growth, although growth trends decelerated. As Erik indicated, higher-priced premium product significantly outperformed lower-priced product.

Turning now to our Anniversary Sale.
As always, the Anniversary Sale rewards and engages our loyal customers as we offer new product from the best brands at reduced prices for a limited time. Each year, we use a data-driven process to evolve and improve event performance. This quarter, total Anniversary event sales increased 5% over last year, including one day that fell in the third quarter, despite softening customer trends that began in late June. We were pleased to see customers responding positively, overall, to new Fall product during the event. However, private label product underperformed, leaving us with a portion of that inventory to clear in the third quarter.
While our sales to inventory spread improved in the second quarter, we are reducing our sales plans and inventory levels in the second half of the year. We are taking action to align our inventory with current demand trends and improve the balance of our offering by clearing through product that customers are not responding to, and focusing on the fashion and newness they want. Our right-sizing efforts are focused in the following areas:
•First, customers have been less responsive to clearance product. In the second quarter, we had to take deeper markdowns than anticipated to move clearance inventory and we expect that dynamic to continue in the second half of the year.
•Second, we are disappointed in the performance of our private label product. We have brought in new leadership and are resetting our strategy to deliver more compelling product to our customers.
•Third, though Designer category sales are still posting double digit growth, trends have decelerated. We are anticipating increased markdown pressure based on current sales trends.
•And finally, we are clearing through lower price point items at Nordstrom Rack, to make room for the premium brands at great prices that drive the Rack business.
We expect that this clearance activity and associated markdown pressure will reduce second half gross profit by approximately $200 million, which we're reflecting in our updated outlook.

We estimate that approximately half of this additional markdown pressure reflects actions we are taking to improve our assortment. The other half is related to external factors such as softening demand and our expectation that the promotional environment in retail will become more competitive in the second half of the year.
We are taking aggressive action to clear through excess inventory and plan to have inventory clean and current by the end of the year. While this clearance activity exerts pressure on gross profit in the near term, it is necessary to align with consumer shifts and implement strategies that will drive our longer term growth and profitability.
We are also taking action to deliver operational efficiencies through our supply chain optimization work and we are making good progress.
•We realized initial benefits from our improved supply chain capabilities in this year’s Anniversary Sale. With better inventory flow, we delivered product to our customers three days faster on average, reduced order cancellation rates, and decreased handling costs per unit.
•In the second half of the year, we expect to deliver more significant customer benefits and operational efficiencies by accelerating our work on the following four initiatives:
•First, improving the consistency and predictability of unit flow through our network,
•Second, increasing productivity in our distribution and fulfillment centers,
•Third, accelerating delivery speed,
•And finally, expanding the market-level selection for in-store shopping as well as same-day and next-day pickup.

•Beyond supply chain improvements, we remain focused on expanding our merchandise margins over the long term, using advanced analytics to better understand customer needs, identify opportunities to improve assortment, increase promotional effectiveness, and optimize markdowns. Most importantly, we know that managing our inventory levels conservatively will allow us to be more agile in responding to a rapidly changing business environment.
In closing, we are taking action to right-size our inventory, improve our sales to inventory spread, and enter 2023 in a clean inventory position. We’re confident in our ability to deliver long-term benefits from our supply chain optimization work and improved merchandising capabilities.
I’ll now turn it over to Anne to discuss our financial results.

ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thank you, Pete.
I’d like to start with a review of our results, then take you through our outlook for the remainder of the year.
Earnings for the second quarter were 77 cents per diluted share. After excluding charges related to the wind-down of Trunk Club, adjusted EPS was 81 cents.
Overall, net sales increased 12 percent, which includes a benefit of approximately 200 basis points from one week of the Anniversary Sale shifting into the second quarter.
Nordstrom banner sales and GMV grew 15 percent, with sales exceeding pre-pandemic levels.
Nordstrom Rack sales increased 6 percent in the second quarter.
Digital sales increased 6 percent and represented 38 percent of total sales during the quarter.
Gross profit, as a percentage of net sales, increased 65 basis points, primarily due to leverage on buying and occupancy costs, partially offset by higher markdown rates on clearance product.
Ending inventory increased 10 percent, versus a 12 percent increase in sales.

Total SG&A as a percentage of net sales decreased 15 basis points due to leverage on higher sales, partially offset by higher labor expense. Inflationary cost pressures were consistent with our expectations. Since last year, we’ve been making progress on our supply chain optimization initiatives to provide offsets to labor and fulfillment cost pressure. We expect that these initiatives will deliver more significant benefits in the second half of the year.
EBIT margin was 5.1 percent of sales for the second quarter. After excluding charges related to the wind-down of Trunk Club, adjusted EBIT margin was 5.3 percent.
We maintained a strong financial position, ending the second quarter with $1.3 billion in available liquidity, including $494 million in cash and the full $800 million available on our revolving line of credit.
Now turning to our updated outlook for fiscal 2022.
In the first quarter, we were encouraged by the momentum in our business as customers updated their wardrobes and prepared for occasions. As we described on our Q1 call, we had not seen an adverse impact on customer spending from inflationary pressures.
That continued until late June, when demand began to soften, predominantly at Nordstrom Rack and in our lowest income customer segments. We reacted quickly to this shift by managing expenses and aligning staffing schedules.
As Pete described, we are right-sizing and rebalancing our inventory in the second half of the year to address customer demand shifts and improve our assortment.
Taking all these factors into consideration, we are updating our 2022 financial outlook to reflect deceleration at the end of the second quarter, reduced topline growth expectations for Nordstrom Rack, and increased markdown pressure.
For fiscal year 2022, we now expect revenue growth of 5 to 7 percent versus 2021, supported by high-single digit sales growth in the Nordstrom banner.
We expect Adjusted EBIT margin of approximately 4.3 to 4.7 percent for the full year, up from 3.4 percent in 2021.

Our forecast assumes that EBIT margin improvement for the year will be driven by SG&A leverage. Though first half Gross Profit margin improved by 115 basis points over last year, we expect Gross Profit to be roughly flat for the full year. Our revised outlook reflects approximately $200 million of incremental markdown impacts in the second half, relative to our previous outlook.
Despite our lower sales outlook, our SG&A leverage assumptions for the year remain unchanged. Though we are facing inflationary expense pressures, we contemplated that pressure in our outlook at the beginning of the year, along with the offsetting benefits of our supply chain optimization initiatives.
Our effective tax rate is expected to be approximately 27 percent for the fiscal year.
We now expect Adjusted EPS of $2.30 to $2.60. Our outlook excludes the impact of any future share repurchases.
I’d also like to provide some additional detail on our forecast for the third quarter. At the beginning of the year, we expected that third quarter year-over-year sales growth would decelerate vs. the second quarter, given tougher prior year comparisons and the Anniversary Sale shift. Due to the demand deceleration we saw in the latter part of the second quarter, we now expect a mid-single digit decrease in revenue in the third quarter, versus the prior year. Our projections include the impact of one week of our Anniversary Sale shifting out of the third quarter, which reduces revenue growth by approximately 200 basis points. We anticipate that third quarter EBIT margin will be approximately 200 basis points below last year’s third quarter.
Our forecast assumes that the $200 million of incremental markdown pressure in the second half of the year will be split relatively evenly between the third and fourth quarters.
Turning to capital allocation, our first priority is to invest in the business to better serve our customers and support long term growth. We’re planning capital expenditures at normalized levels of 3 to 4 percent as we continue to invest in supply chain and technology capabilities.
Our second priority is reducing our leverage. We are committed to an investment grade credit rating and expect to decrease our leverage ratio below 2.9 times by the end of 2022. We continue to target a leverage ratio below 2.5 times.

Our third priority is returning cash to shareholders. Last week, our board of directors declared a quarterly cash dividend of $0.19 per share. In the second quarter, we also repurchased approximately $35 million of our stock at an average price of $23 per share. We have approximately $465 million remaining on our share repurchase authorization. We will continue to take a measured approach to share repurchases this year, aligning with our cash flow and market conditions.
In closing, though customer demand decelerated at the end of the quarter, we are encouraged by continued demand for occasion-based apparel and wardrobe refreshes, as well as big ticket items. Within Nordstrom Rack, despite a recent softening of demand, customers are responding well to our growth initiatives, and we are actively working to improve our supply of premium brands. Though clearance activity in the second half of the year will pressure gross profit, we still expect to derive SG&A benefits from our supply chain optimization work and expense management, and we still plan to increase our year-over-year profitability. We remain confident in our ability to navigate the current environment and deliver on our long-term strategic and financial goals.